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                                                                     EXHIBIT 5.1

                             SNOW BECKER KRAUSS P.C.
                                605 Third Avenue
                               New York, NY 10158
                                 (212) 687-3860





                                                       November 5, 1999



PICK Communications Corp.
8401 Northwest 53rd Terrace
Suite 119
Miami, FL 33166

               RE:     REGISTRATION STATEMENT ON FORM S-1
                       (No. 333-85205)
                       -----------------------------------

Gentlemen:

               We have acted as counsel to PICK Communications Corp., a Nevada corporation (the "Company"), in connection with the Company's Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes an aggregate of 9,934,083 shares of common stock, par value $.01 per share ("Common Stock") including: (i) 990,952 shares of Common Stock issued and outstanding; (ii) 500,000 shares of Common Stock issuable upon the exercise of outstanding stock options; (iii) 2,337,642 shares of Common Stock issuable upon the exercise of outstanding warrants; (iv) 3,061,489 shares issuable upon conversion of outstanding shares of preferred stock; and (v) 3,044,000 shares issuable upon conversion of outstanding notes.

               As counsel to the Company, we have examined the Company's Restated Certificate of Incorporation, as amended, By-laws, records of corporate proceedings, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the accuracy and completeness of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to such opinions which we did not independently establish or verify, we have relied upon statements or representations of officers and other representatives of the Company, public officials or others.



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               Based on the foregoing, we are of the opinion that:

               1. The Company has been duly organized, is validly existing and in good standing under the laws of the State of Nevada.

               2. The stock options, warrants and preferred stock have been duly authorized by the Board of Directors of the Company.

               3. The shares of Common Stock issuable upon exercise of the stock options and warrants and upon conversion of the Preferred Stock have been duly authorized and reserved for issuance, and when duly issued and paid for in accordance with the agreements between the Company and the individuals granted options, warrants or preferred stock, as the case may be, will be legally issued, fully paid and non-assessable.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the resale prospectus filed with the Registration Statement.



                                                     Very truly yours,



                                                     /s/ Snow Becker Krauss P.C.
                                                     SNOW BECKER KRAUSS P.C.
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